EXHIBIT 99.1

UniPixel Reports Second Quarter 2016 Financial Results

For Immediate Release

Contact:

Joe Diaz, Robert Blum, Joe Dorame

Lytham Partners, LLC

602-889-9700

unxl@lythampartners.com

Santa Clara, California – August 11, 2016 - UniPixel, Inc. (NASDAQ: UNXL), a provider of Performance Engineered Films™ to the touchscreen and flexible electronics markets, reported financial results for the second quarter ended June 30, 2016.

Second Quarter 2016 Operational and Strategic Highlights include:

	●	Sequentially, revenue for second quarter 2016 increased 13% over first quarter 2016.

`	●	During 2016 the Company has been awarded 19 program design wins bringing to 23 the total number of programs awarded to UniPixel to date.

	●	The Company commenced production shipments for a tablet design win from a major communications company which was received earlier in the year.

	●	Of the 23 programs awarded, the Company is shipping production units to two existing customers for four devices. Additionally, during the quarter, shipments included first production validation units for four customers for eight designs.

Management Discussion

Jeffrey A. Hawthorne, president and chief executive officer of UniPixel, said, “The just completed second quarter continues the transformation arc of the Company. We are extremely pleased with the success during 2016 on winning 19 program designs, and look forward to the revenues being recognized from that active order pipeline as shipments begin to ramp during the second half of 2016 and increase into 2017.”

“We continue to make improvements as we refine our manufacturing processes to effectively and efficiently meet the new demand we expect for our products,” continued Mr. Hawthorne. “In our discussions with existing and potential new customers around the world we continue to receive positive indications that metal mesh technology is gaining market share as it enables tablet and PC manufacturers to design products that are thinner, lighter, faster with highly responsive touchscreens and optimized advanced stylus capabilities. We are dedicated to continually enhancing our manufacturing capabilities at Colorado Springs to world-class status in order to meet the needs of our customers in the coming years.”

Second Quarter 2016 Results

For the three months ended June 30, 2016 revenues were $1.0 million compared to $0.9 million for the three months ended March 31, 2016 and $1.4 million for the three months ended June 30, 2015.

Cost of revenues was $3.9 million for the three months ended June 30, 2016 and $3.4 million for the three months ended June 30, 2015. The company is currently ramping up its production to prepare to deliver product at increasing volumes in its Colorado Springs production facility. Cost of revenue includes certain non-cash charges, including amortization of certain prepaid licenses, stock-based compensation and depreciation of equipment as well as other non-cash charges, which totaled $1.2 million during the second quarter of 2016, and $1.0 million in the second quarter of 2015. Excluding these non-cash charges, adjusted non-GAAP cost of revenues was $2.7 million in the second quarter of 2016 and $2.4 million during the second quarter of 2015.

SG&A expense was approximately $1.9 million for the three months ended June 30, 2016 compared to $3.7 million for the three months ended June 30, 2015 as the Company reduced expenses in SG&A after the acquisition of the Atmel touch sensor division due to expense synergies realized. SG&A includes certain non-cash and non-recurring charges, including depreciation, stock-based compensation and severance, which totaled $0.5 million during the second quarter of 2016, and $2.1 million in the second quarter of 2015. Excluding these non-cash and non-recurring charges, adjusted non-GAAP SG&A was $1.4 million during the second quarter of 2016, and $1.6 million during the second quarter of 2015.

Research and development (“R&D”) expense during the three months ended June 30, 2016 was $1.0 million compared to $1.5 million for the three months ended June 30, 2015. R&D includes non-cash charges for stock-based compensation which totaled $0.1 million during the first quarter of 2016, and $0.3 million in the second quarter of 2015. Excluding these non-cash charges, adjusted non-GAAP R&D was $0.9 million during the second quarter of 2016, and $1.2 million during the second quarter of 2015.

Adjusted EBITDA, a non-GAAP metric (see Table A), for the second quarter of fiscal 2016 was $(4.2) million, or $(0.11) per basic and diluted share compared to adjusted EBITDA of $(3.8) million, or $(0.28) per basic and diluted share in the second quarter of fiscal 2015.

Net loss was $(6.1) million, or $(0.16) per basic and diluted share for the three months ended June 30, 2016, as compared to a net loss of $(15.7) million, or $(1.17) per basic and diluted share for the three months ended June 30, 2015.

As of June 30, 2016, the Company maintained cash and cash equivalents of $11.3 million, working capital of $14.4 million and no convertible notes or debt on the balance sheet.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company has provided the following non-GAAP financial measures in this release and the accompanying table: non-GAAP cost of revenues, SG&A, R&D and adjusted EBITDA. The Company uses these non-GAAP financial measures internally to analyze its operating performance and liquidity and believes they are useful to investors as a supplement to GAAP measures in analyzing, trending and benchmarking the performance and value of our business. These measures may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.

The Company uses adjusted EBITDA as a non-GAAP financial measure. The Company defines adjusted EBITDA (loss) to exclude discontinued operations, debt issuance cost amortization, gains or losses to changes in the warrant liability, accretion of the discount on convertible notes, interest expense on convertible note, depreciation, amortization of licenses, non-cash stock-based compensation, restricted stock issuance expense and severance. The Company believes that the use of adjusted EBITDA is useful to investors and other users of its financial statements in evaluating the Company’s operating performance because it provides them with an additional tool to compare business performance across companies and across periods. The Company uses adjusted EBITDA in conjunction with traditional GAAP operating performance measures as part of its overall assessment of its performance, for planning purposes, including the preparation of its annual operating budget, and to evaluate the effectiveness of its business strategies. Management does not place undue reliance on adjusted EBITDA as its only measure of operating performance. Adjusted EBITDA should not be considered as a substitute for other measures of financial performance reported in accordance with GAAP. For reconciliation under GAAP to the Non-GAAP adjusted EBITDA see Table A that is included in the tables accompanying this release.

Conference Call

The Company has scheduled a conference call to discuss its financial results for the second quarter ended June 30, 2016. The call will be at 4:30 p.m. Eastern Time on Thursday, August 11, 2016.

Participants can access the conference call by dialing (844) 861-5501 or (412) 317-6582 or can listen via a live internet webcast available in the investor section of the Company’s website at www.unipixel.com/investors.

A teleconference replay of the call will be available at (877) 344-7529 or (412) 317-0088, confirmation code 10090974, through August 18, 2016. A webcast replay will be available in the investor section of the Company’s website at www.unipixel.com/investors for 90 days.

About UniPixel

UniPixel, Inc. (NASDAQ: UNXL) develops and markets Performance Engineered Films for the touchscreen and flexible electronics markets. The Company’s roll-to-roll electronics manufacturing process patterns fine line conductive elements on thin films. The company markets its technologies for touch panel sensor, cover glass replacement, and protective cover film applications under the XTouch™ and Diamond Guard™ brands. For further information, visit www.unipixel.com.

Forward-looking Statements

All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the statement regarding UniPixel’s projected shipment and recognition of revenues on design wins during the second half of 2016 and 2017, and continuation of process improvements. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology. These statements are based on management’s current expectations. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. These risks, uncertainties, and other factors include, but are not limited to, the ability to recognize revenues, the ability to extend product offerings into new areas or products, the ability to compete in our currents markets, the ability to commercialize licensed technology, unexpected occurrences that deter the “bring to market” plan for products, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, our ability to attract and retain qualified personnel, our ability to raise additional capital, the ability to move product sales to production levels, the success of product sales in new markets or of recently produced product offerings, the ability to enforce our intellectual property rights and those set forth under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to UniPixel as of the date hereof, and UniPixel assumes no obligation to update any forward-looking statement.

Trademarks in this release are the property of their respective owners

Financial Tables To Follow

Table A

Uni-Pixel, Inc

ITEMIZED RECONCILIATION BETWEEN NET LOSS AND NON-GAAP ADJUSTED EBITDA

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net loss	$(6,144)	$(15,745)	$(14,584)	$(21,429)

Discontinued operations	—	8,702	—	8,702

Debt issuance cost amortization	—	376	526	376

(Gain) loss on change in warrant liability	271	(3,900)	678	(3,900)

Accretion of discount on convertible notes	—	3,122	1,291	3,122

Other income/expense	—	232	9	231

Depreciation	270	1,730	553	3,296

Amortization	998	831	1,995	831

Stock compensation expense	126	408	287	949

Restricted stock issuance	328	344	662	730

Severance	—	90	8	90

Non-GAAP Adjusted EBITDA	$(4,151)	$(3,810)	$(8,575)	$(7,002)

Non-GAAP Adjusted EBITDA per share	$(0.11)	$(0.28)	$(0.23)	$(0.54)

Weighted average number of basic and diluted
common shares outstanding	39,363,684	13,418,395	37,995,835	12,914,133

UniPixel, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	June 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$11,284	$7,618
Restricted cash	—	4,098
Account receivable, net	317	334
Inventory	518	769
Debt issuance costs	—	526
Prepaid licenses	4,900	4,900
Prepaid expenses	815	819

Total current assets	17,834	19,064

Property and equipment, net	1,497	1,842
Other long-term assets	13	13
Prepaid licenses, net of current portion	3,179	5,629

Total assets	$22,523	$26,548

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,587	$1,150
Accrued liabilities	680	780
Convertible notes payable	—	2,773
Derivative liability	1,140	491

Total current liabilities	3,407	5,194

Royalty liability	721	1,175
Long term liabilities	514	645
Long term debt	—	450

Total liabilities	4,642	7,464

Commitments and contingencies	—	—

Shareholders’ equity
Common stock, $0.001 par value; 100,000,000 shares authorized, 45,025,386 shares issued and outstanding at June 30, 2016 and 32,170,778 shares issued and outstanding at December 31, 2015	45	32
Additional paid-in capital	181,584	168,243
Accumulated deficit	(163,748)	(149,191)

Total shareholders’ equity	17,881	19,084

Total liabilities and shareholders’ equity	$22,523	$26,548

UniPixel, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenue	$957	$1,362	$1,807	$1,369

Cost of revenues	3,947	3,420	8,197	3,427

Gross margin	(2,990)	(2,058)	(6,390)	(2,058)

Selling, general and administrative expenses	1,870	3,678	3,722	6,644
Research and development	1,013	1,477	1,940	4,199

Operating loss	(5,873)	(7,213)	(12,052)	(12,901)

Other income (expense)
Debt issuance cost amortization expense	—	(376)	(526)	(376)
Gain (loss) on change in warrant liability	(271)	3,900	(679)	3,900
Accretion of discount on convertible notes	—	(3,122)	(1,291)	(3,122)
Interest income (expense), net	—	(232)	(9)	(228)
Other income (expense), net	(271)	170	(2,505)	174

Net loss from continuing operations	$(6,144)	$(7,043)	$(14,557)	$(12,727)

Discontinued operations (note 8)
Loss on discontinued operations	—	(1,093)	—	(1,093)
Loss on impairment of property and equipment	—	(7,609)	—	(7,609)
	—	(8,702)	—	(8,702)

Net loss	$(6,144)	$(15,745)	$(14,557)	$(21,429)

Per share information
Basic
Loss from continuing operations	$(0.16)	$(0.52)	$(0.38)	$(0.99)
Net loss	$(0.16)	$(1.17)	$(0.38)	$(1.66)
Diluted
Loss from continuing operations	$(0.16)	$(0.52)	$(0.38)	$(0.99)
Net loss	$(0.16)	$(1.17)	$(0.38)	$(1.66)

Weighted average number of basic common shares outstanding	39,363,684	13,418,395	37,995,835	12,914,133
Weighted average number of diluted common shares outstanding	39,363,684	13,418,395	37,995,835	12,914,133